Exhibit 23-a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 15, 2007, relating to the financial statements and financial statement schedule of Rockwell Automation, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123R, Share Based Payments, FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations and Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements N. 87, 88, 106 and 132R), and the effectiveness of Rockwell Automation Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rockwell Automation, Inc. for the year ended September 30, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 27, 2007